Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal 2025 Third Quarter Financial Results

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Strong Power Product Sales for Data Centers
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Positive Free Cash Flow
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Transformation Journey Well Underway
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Guidance Reaffirmed for Fiscal 2026

Chicago, IL – March 5, 2025 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, lighting, and power distribution applications, today announced financial results for the third quarter of fiscal 2025 ended February 1, 2025.

Fiscal Third Quarter 2025 Results

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Net sales were $239.9 million
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Electric and hybrid vehicle applications were 24% of net sales
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Pre-tax loss was $8.2 million; adjusted pre-tax loss was $7.3 million
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Tax expense of $6.2 million mainly due to a $6.5 million valuation allowance for U.S. deferred tax assets
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Net loss was $14.4 million, or $0.41 per diluted share
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Adjusted net loss was $7.2 million, or $0.21 per diluted share
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Net cash provided by operating activities was $28.1 million; free cash flow was $19.6 million
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Company was in full compliance with all debt covenants

Management Comments

President and Chief Executive Officer Jon DeGaynor said, “Our journey to transform Methode is well underway. Our actions to improve execution, while still in an early phase, positively impacted our financial results but were partially masked by challenging market headwinds. Although we had a strong quarter for our power product sales into data center applications, they were more than offset by the overall weakness in the auto market and the slowing of new EV program ramp-ups. Despite the lower overall sales, our gross profit was higher than the prior year, as we began to realize benefits from the transformation actions like lower scrap and premium freight costs. At the operating line, despite the notable drop in sales, our loss improved from the prior year and demonstrated that our actions have clearly lowered the breakeven sales point for the company. Lastly, we returned to generating positive free cash flow, in part due to our actions on accounts receivable and inventory levels.”

Mr. DeGaynor added, “We continue to navigate the complexities of launching 53 new programs in a two-year time span, of which 20 already successfully launched this fiscal year and 33 more are expected to launch in the next five quarters. We also continue to take actions to control costs and instill a culture of acutely focusing on fundamental operating metrics. Lastly, we have taken decisive action to rebuild the executive team, which now has five new, seasoned and highly experienced leaders hired from the outside since the first quarter.”

Mr. DeGaynor concluded, “While the market risks in automotive and EV persist, our current forecast based on customer and other third-party sources gives us the confidence to reaffirm our guidance for profitable organic sales growth in fiscal 2026.”

Consolidated Fiscal Third Quarter 2025 Financial Results

Methode's net sales were $239.9 million, compared to $259.5 million in the same quarter of fiscal 2024. The decrease was mainly due to lower volume in the Automotive segment driven by previously disclosed program roll-offs, which was partially offset by new program launches and by higher volume in the Industrial segment driven by power products in data center applications. Excluding foreign currency translation of $3.3 million, net sales were down $16.3 million compared to the same quarter of fiscal 2024.

Loss from operations was $2.2 million, compared to a loss of $3.0 million in the same quarter of fiscal 2024. The improvement was primarily due to an increase in gross profit of $4.3 million resulting mainly from product sales mix and improved operational execution, which was partially offset by higher selling and administrative expense of $3.8 million. The prior year selling and administrative expense benefitted from stock-based compensation forfeitures of $3.6 million. Adjusted loss from operations, a non-GAAP financial measure, was $1.3 million, down from $2.9 million in the same quarter of fiscal 2024. The adjusted loss from operations excluded expenses of $0.9 million for transformation costs.

Net loss was $14.4 million or $0.41 per diluted share, compared to $11.6 million or $0.33 per diluted share in the same quarter of fiscal 2024. The larger net loss was mainly driven by higher tax expense resulting from a valuation allowance on deferred tax assets. This allowance also impacted the first and second quarters of fiscal 2025. Adjusted net loss, a non-GAAP financial measure, was $7.2 million, or $0.21 per diluted share, compared to $11.5 million or $0.33 per diluted share in the same quarter of fiscal 2024. The adjusted net loss excluded expenses of $0.7 million for transformation costs and $6.5 million for the valuation allowance on deferred tax assets.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $11.4 million, compared to $9.4 million in the same quarter of fiscal 2024. Adjusted EBITDA, a non-GAAP financial measure, was $12.3 million, compared to $9.5 million in the same quarter of fiscal 2024. The adjusted EBITDA excluded expenses of $0.9 million for transformation costs.

Debt was $327.9 million at the end of the quarter, compared to $330.9 million at the end of fiscal 2024. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $224.1 million, compared to $169.4 million at the end of fiscal 2024. The company was in full compliance with all debt covenants at the end of the quarter.

Net cash provided by operating activities was $28.1 million for the quarter, compared to $28.8 million in the same quarter of fiscal 2024. Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was $19.6 million, compared to $12.2 million in the same quarter of fiscal 2024. The increase in free cash flow was mainly due to proactive delays in the purchases of property, plant, and equipment.

Segment Fiscal Third Quarter 2025 Financial Results

Comparing the Automotive segment’s quarter to the same quarter of fiscal 2024,

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Net sales were $115.7 million, down from $139.7 million. Net sales decreased by $24.0 million or 17.2% primarily due to lower volume in Asia mainly related to a previously disclosed EV lighting program roll-off. In North America, volume was lower mainly due to a legacy center console program roll-off, the overall weakness in the auto market, and the slowing of new EV program ramp-ups. The lower sales in those two regions were partially offset by higher volume in Europe driven by new program launches. Also contributing to the decrease in net sales was unfavorable foreign currency translation of $1.7 million.

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Loss from operations was $9.0 million, or 7.8% of net sales, compared to a loss of $11.0 million or 7.9% of net sales in the prior year. The improvement was mainly driven by lower selling and administrative expense primarily from lower compensation expense, which was partially offset by lower gross profit driven by the lower sales volume.

Comparing the Industrial segment’s quarter to the same quarter of fiscal 2024,

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Net sales were $111.9 million, up from $107.1 million. Net sales increased by $4.8 million or 4.5% driven primarily by higher demand for power distribution products for data centers, which was partially offset by lower demand for lighting products in the commercial vehicle and off-road equipment markets. Also partially offsetting the net sales increase was unfavorable foreign currency translation of $1.6 million.
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Income from operations was $22.6 million, up from $18.9 million. Income from operations was 20.2% of net sales, up from 17.6%. The improvement was mainly driven by higher gross profit primarily from the increased sales, which was partially offset by higher selling and administrative expense.

Comparing the Interface segment’s quarter to the same quarter of fiscal 2024,

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Net sales were $12.3 million, down from $12.7 million or 3.1%.
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Income from operations was $2.2 million, up from $1.5 million. Income from operations was 17.9% of net sales, up from 11.8%. Both increases were mainly due to product sales mix.

Guidance

For the fiscal 2025 fourth quarter, the company expects net sales to be in a range of $240 to $255 million and pre-tax income (loss) to be in a range of ($1) to $3 million. For fiscal 2026, the company reaffirmed its expectation for net sales to be greater than fiscal 2025 and pre-tax income to be positive and notably greater than fiscal 2025.

This guidance does not include any impact from the recently announced or implemented U.S. tariffs.

The guidance is subject to change due to a variety of factors including tariffs, the successful launch of multiple new programs, the ultimate take rates on new EV programs, success and timing of cost recovery actions, inflation, global economic instability, supply chain disruptions, transformation and restructuring efforts, potential impairments, any acquisitions or divestitures, and legal matters.

Conference Call

The company will conduct a conference call and webcast on Thursday, March 6, 2025, at 10:00 a.m. CST to review financial and operational highlights led by its President and Chief Executive Officer, Jon DeGaynor, and Chief Financial Officer, Laura Kowalchik.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through March 20, 2025, by dialing 877-481-4010 and providing passcode 52027. A webcast replay will also be available on the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, and consumer appliances. Our business is managed on a segment basis, with those segments being Automotive, Industrial, and Interface.

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses Adjusted Net Income (Loss), Adjusted Earnings (Loss) Per Share, Adjusted Pre-Tax Income (Loss), Adjusted Income (Loss) from Operations, EBITDA, Adjusted EBITDA, Net Debt and Free Cash Flow as non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The company believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view Methode's performance using the same tools that management uses to evaluate its past performance, reportable business segments and prospects for future performance, (iii) are commonly used by other companies in our industry and provide a comparison for investors to the company’s performance versus its competitors and (iv) otherwise provide supplemental information that may be useful to investors in evaluating Methode.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, expressed or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

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International trade disputes resulting in tariffs and our ability to mitigate tariffs;
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Dependence on the automotive, commercial vehicle, and construction industries;
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Timing, quality and cost of new program launches;
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Changes in electric vehicle (“EV”) demand;
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Investment in programs prior to the recognition of revenue;
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Failure to attract and retain qualified personnel;
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Impact from production delays or cancelled orders;
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Impact from inflation;
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Dependence on the availability and price of materials;
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Dependence on a small number of large customers, including one large automotive customer;
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Dependence on our supply chain;

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Risks related to conducting global operations;
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Effects of potential catastrophic events or other business interruptions;
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Ability to withstand pricing pressures, including price reductions;
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Potential impact of securities class action, other litigation, and government investigations and inquiries;
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Ability to compete effectively;
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Our lengthy sales cycle;
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Risks relating to our use of requirements contracts;
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Potential work stoppages;
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Ability to successfully benefit from acquisitions and divestitures;
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Ability to manage our debt levels and comply with restrictions and covenants under our credit agreement;
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Interest rate changes and variable rate instruments;
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Timing and magnitude of costs associated with restructuring activities;
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Recognition of goodwill and other intangible asset impairment charges;
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Ability to remediate material weaknesses in our internal control over financial reporting;
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Currency fluctuations;
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Income tax rate fluctuations;
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Judgments related to accounting for tax positions;
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Ability to withstand business interruptions;
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Potential IT security threats or breaches;
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Ability to protect our intellectual property;
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Costs associated with environmental, health and safety regulations;
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Impact from climate change and related regulations; and
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Ability to avoid design or manufacturing defects.

Additional details and factors are discussed under the caption “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Any forward-looking statements made by us speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President, Investor Relations

rcherry@methode.com

+1-708-457-4030

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in millions, except per-share data)

	Three Months Ended		Nine Months Ended
	February 1, 2025	January 27, 2024	February 1, 2025	January 27, 2024
	(13 Weeks)	(13 Weeks)	(40 Weeks)	(39 Weeks)
Net sales	$239.9	$259.5	$791.0	$837.2

Cost of products sold	198.6	222.5	647.2	693.9

Gross profit	41.3	37.0	143.8	143.3

Selling and administrative expenses	37.7	33.9	126.5	119.3
Goodwill impairment	—	—	—	56.5
Amortization of intangibles	5.8	6.1	17.6	18.0

Loss from operations	(2.2)	(3.0)	(0.3)	(50.5)

Interest expense, net	5.5	5.0	16.5	12.2
Other expense, net	0.5	2.5	2.9	2.3

Pre-tax loss	(8.2)	(10.5)	(19.7)	(65.0)

Income tax expense	6.2	1.1	14.6	1.0
Net loss	$(14.4)	$(11.6)	$(34.3)	$(66.0)

Loss per share:
Basic	$(0.41)	$(0.33)	$(0.97)	$(1.86)
Diluted	$(0.41)	$(0.33)	$(0.97)	$(1.86)

Cash dividends per share	$0.14	$0.14	$0.42	$0.42

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per-share data)

	February 1, 2025	April 27, 2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$103.8	$161.5
Accounts receivable, net	220.0	262.6
Inventories	218.8	186.2
Income tax receivable	4.2	4.0
Prepaid expenses and other current assets	22.7	18.7
Assets held for sale	2.7	4.7
Total current assets	572.2	637.7
Long-term assets:
Property, plant and equipment, net	208.6	212.1
Goodwill	167.4	169.9
Other intangible assets, net	235.7	256.7
Operating lease right-of-use assets, net	24.9	26.7
Deferred tax assets	34.3	34.7
Pre-production costs	40.0	44.1
Other long-term assets	21.5	21.6
Total long-term assets	732.4	765.8
Total assets	$1,304.6	$1,403.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$107.7	$132.4
Accrued employee liabilities	29.4	38.0
Other accrued liabilities	42.3	46.0
Short-term operating lease liabilities	7.5	6.7
Short-term debt	0.2	0.2
Income tax payable	14.3	8.1
Total current liabilities	201.4	231.4
Long-term liabilities:
Long-term debt	327.7	330.7
Long-term operating lease liabilities	19.8	20.6
Long-term income tax payable	—	9.3
Other long-term liabilities	21.7	16.8
Deferred tax liabilities	29.7	28.7
Total long-term liabilities	398.9	406.1
Total liabilities	600.3	637.5
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 37,004,282 shares and 36,650,909 shares issued as of February 1, 2025 and April 27, 2024, respectively	18.5	18.3
Additional paid-in capital	190.2	183.6
Accumulated other comprehensive loss	(51.2)	(36.7)
Treasury stock, 1,346,624 shares as of February 1, 2025 and April 27, 2024	(11.5)	(11.5)
Retained earnings	558.3	612.3
Total shareholders' equity	704.3	766.0
Total liabilities and shareholders' equity	$1,304.6	$1,403.5

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in millions)

	Nine Months Ended
	February 1, 2025	January 27, 2024
	(40 Weeks)	(39 Weeks)
Operating activities:
Net loss	$(34.3)	$(66.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	42.5	43.3
Stock-based compensation expense	5.5	1.8
Amortization of debt issuance costs	0.8	0.5
Partial write-off of unamortized debt issuance costs	1.2	—
(Gain) loss on sale of assets	(0.3)	0.6
Impairment of long-lived assets	0.4	0.7
Goodwill impairment	—	56.5
Change in deferred income taxes	(0.2)	(4.0)
Other	1.1	(0.2)
Changes in operating assets and liabilities:
Accounts receivable	35.5	47.7
Inventories	(34.5)	(47.1)
Prepaid expenses and other assets	(0.4)	(8.8)
Accounts payable	(19.0)	11.0
Other liabilities	(7.3)	(13.4)
Net cash (used in) provided by operating activities	(9.0)	22.6

Investing activities:
Purchases of property, plant and equipment	(32.5)	(41.1)
Proceeds from settlement of net investment hedge	3.1	0.6
Proceeds from disposition of assets	2.7	1.5
Net cash used in investing activities	(26.7)	(39.0)

Financing activities:
Taxes paid related to net share settlement of equity awards	(3.5)	(3.8)
Repayments of finance leases	(0.2)	(0.2)
Debt issuance costs	(1.8)	—
Purchases of common stock	(1.6)	(10.8)
Cash dividends	(15.3)	(15.0)
Purchase of redeemable noncontrolling interest	—	(10.9)
Proceeds from borrowings	60.0	232.9
Repayments of borrowings	(54.2)	(207.2)
Net cash used in financing activities	(16.6)	(15.0)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(5.4)	(2.7)
Decrease in cash and cash equivalents	(57.7)	(34.1)
Cash and cash equivalents at beginning of the period	161.5	157.0
Cash and cash equivalents at end of the period	$103.8	$122.9

Supplemental cash flow information:
Cash paid during the period for:
Interest	$17.5	$12.7
Income taxes, net of refunds	$17.6	$17.0
Operating lease obligations	$6.9	$6.9

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (unaudited)

(in millions)

	Three Months Ended		Nine Months Ended
	February 1, 2025	January 27, 2024	February 1, 2025	January 27, 2024
	(13 Weeks)	(13 Weeks)	(40 Weeks)	(39 Weeks)
EBITDA:
Net loss	$(14.4)	$(11.6)	$(34.3)	$(66.0)
Income tax expense	6.2	1.1	14.6	1.0
Interest expense, net	5.5	5.0	16.5	12.2
Amortization of intangibles	5.8	6.1	17.6	18.0
Depreciation	8.3	8.8	24.9	25.3
EBITDA	11.4	9.4	39.3	(9.5)
Goodwill impairment	—	—	—	56.5
Acquisition costs	—	—	—	0.5
Acquisition-related costs - purchase accounting adjustments related to inventory	—	—	—	0.5
Transformation costs *	0.9	—	7.9	—
Partial write-off of unamortized debt issuance costs	—	—	1.2	—
Restructuring costs and asset impairment charges	—	0.1	0.7	1.4
Net (gain) loss on sale of non-core assets	—	—	(0.3)	0.6
Adjusted EBITDA	$12.3	$9.5	$48.8	$50.0

* Represents professional fees related to the Company's cost reduction initiative.

	Three Months Ended		Nine Months Ended
	February 1, 2025	January 27, 2024	February 1, 2025	January 27, 2024
	(13 Weeks)	(13 Weeks)	(40 Weeks)	(39 Weeks)
Free Cash Flow:
Net cash provided by (used in) operating activities	$28.1	$28.8	$(9.0)	$22.6
Purchases of property, plant and equipment	(8.5)	(16.6)	(32.5)	(41.1)
Free cash flow	$19.6	$12.2	$(41.5)	$(18.5)

	February 1, 2025	November 2, 2024	April 27, 2024
Net Debt:
Short-term debt	$0.2	$0.2	$0.2
Long-term debt	327.7	340.4	330.7
Total debt	327.9	340.6	330.9
Less: cash and cash equivalents	(103.8)	(97.0)	(161.5)
Net debt	$224.1	$243.6	$169.4

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (unaudited)

(in millions, except per share data)

	Three Months Ended
	February 1, 2025				January 27, 2024
	Loss from operations	Pre-tax loss	Net loss	Diluted (loss) income per share	Loss from operations	Pre-tax loss	Net loss	Diluted (loss) income per share
U.S. GAAP (as reported)	$(2.2)	$(8.2)	$(14.4)	$(0.41)	$(3.0)	$(10.5)	$(11.6)	$(0.33)
Goodwill impairment	—	—	—	$—	—	—	—	$—
Acquisition-related costs - purchase accounting adjustments related to inventory	—	—	—	$—	—	—	—	$—
Transformation costs	0.9	0.9	0.7	$0.02	—	—	—	$—
Restructuring costs and asset impairment charges	—	—	—	$—	0.1	0.1	0.1	$—
Net (gain) loss on sale of non-core assets	—	—	—	$—	—	—	—	$—
Valuation allowance on deferred tax assets	—	—	6.5	$0.18	—	—	—	$—
Non-U.S. GAAP (adjusted)	$(1.3)	$(7.3)	$(7.2)	$(0.21)	$(2.9)	$(10.4)	$(11.5)	$(0.33)

	Nine Months Ended
	February 1, 2025				January 27, 2024
	Income (loss) from operations	Pre-tax loss	Net loss	Diluted (loss) income per share	Income (loss) from operations	Pre-tax loss	Net loss	Diluted (loss) income per share
U.S. GAAP (as reported)	$(0.3)	$(19.7)	$(34.3)	$(0.97)	$(50.5)	$(65.0)	$(66.0)	$(1.86)
Goodwill impairment	—	—	—	$—	56.5	56.5	56.5	$1.59
Acquisition costs	—	—	—	$—	0.5	0.5	0.4	$0.01
Acquisition-related costs - purchase accounting adjustments related to inventory	—	—	—	$—	0.5	0.5	0.4	$0.01
Transformation costs	7.9	7.9	6.1	$0.17	—	—	—	$—
Partial write-off of unamortized debt issuance costs	—	1.2	0.9	$0.03	—	—	—	$—
Restructuring costs and asset impairment charges	0.7	0.7	0.6	$0.02	1.4	1.4	1.1	$0.03
Net (gain) loss on sale of non-core assets	—	(0.3)	(0.2)	$(0.01)	—	0.6	0.5	$0.01
Valuation allowance on deferred tax assets	—	—	14.0	$0.39	—	—	—	$—
Non-U.S. GAAP (adjusted)	$8.3	$(10.2)	$(12.9)	$(0.37)	$8.4	$(5.5)	$(7.1)	$(0.21)